THE SOMERSET GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 1995

1. Principles of Consolidation: The consolidated financial statements include the accounts of The Somerset Group, Inc. ("the Company") and its 100% owned subsidiaries for all periods and a 51% owned subsidiary for the period August 1, 1993 to October 31, 1994. Significant intercompany transactions and accounts have been eliminated.

2. Investment in First Indiana Corporation: The Company's investment in First Indiana Corporation is stated at cost, adjusted for the Company's share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of retained earnings. The Company's percentage of ownership of First Indiana Corporation was 20.8% at March 31, 1995, 21.0% at December 31, 1994, and
     20.6% at March 31, 1994. The Company's equity in earnings of First Indiana Corporation shown in the Consolidated Statements of Income is before income taxes. Federal and state income taxes applicable to the equity earnings are contained as a component of total federal and state income tax expense.

3. Construction Contracts: The Company uses the percentage-of-completion method for reporting profits from construction contracts for financial statements purposes. The units-of-production method is utilized in the computation.

4. Seasonality: The sales and income figures reported for the three month period are not representative of the results for the entire year. The construction related portion of the registrant's business is of a cyclical nature.

5. Inventories: Inventories consisted of raw materials and operating supplies.

6. Minority Interest: The minority interest in a subsidiary included in the March 31, 1994 financial statements, represents a 49% interest in a subsidiary that manufactured products for highway bridge construction. The subsidiary was sold October 31, 1994.

7. Federal and State Income Taxes: The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes in 1992. The adoption did not have a material effect on the consolidated financial statements. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The principal temporary difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities which results in deferred taxes is the investment in First Indiana Corporation, accounted for under the equity method of accounting, and property, plant and equipment.

                                    -7-
8. Average Shares Outstanding: Income per share is based on the average number of common shares and common share equivalents (stock options) outstanding during the periods shown. There were 28,409, 32,254, and 20,421 equivalent shares included in the average shares outstanding for the periods ended March 31, 1995, December 31, 1994, and March 31, 1994. The Company had 77,900 shares, 90,000 shares, and 83,950 shares of its stock reserved for future stock option grants as of March 31, 1995, December 31, 1994, and March 31, 1994.

9. Treasury Shares: Treasury shares issued to fund employee benefit plans are valued at average cost of all treasury shares at the date of issuance.

10. Subsequent Events: On April 29, 1995, the company completed the sale and disposition of the assets and business of the Grove City, Ohio and Westfield, Indiana precast/ prestressed concrete facilities. On May 9, 1995, the Company entered into an agreement for the sale of its remaining precast/prestressed concrete business.

     These facilities and businesses represent all of the Company's construction operations, and therefore have not been shown as "discontinued operations" in the accompanying financial statements.

     Following are pro forma consolidated financial statements as of and for the quarter ended March 31, 1995. The Pro Forma Consoldiated Statement of Income has been prepared assuming the disposition of all of the precast/prestressed concrete operations had occurred on January 1, 1995. The Pro Forma Condensed Balance Sheets as of March 31, 1995, reflects the adjustments necessary to record the disposition of the Company's precast/prestressed concrete facilities and business.

     (See Pages 9, 10 and 11)













                                    -8-